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www.uranerz.com

Uranerz Announces Mine Wellfield Expansion Activities at Nichols Ranch

Casper, Wyoming, February 18, 2015 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE MKT and TSX: URZ; Frankfurt: U9E) is pleased to report on the ongoing wellfield expansion activities at the Nichols Ranch ISR Uranium Project (“Nichols Ranch”) located in the Powder River Basin of Wyoming, U.S.A. The Company has expanded the wellfield at header house #4 and is adding a fifth header house with associated wells as it continues development of its first Production Area at Nichols Ranch.

The Company utilizes the in-situ recovery (“ISR”) method of mining where a series of injection and recovery wells circulate groundwater fortified with oxygen, sodium bicarbonate and carbon dioxide through the sandstone-hosted uranium deposit to dissolve the uranium underground (“in-situ”). The groundwater with the dissolved uranium is then pumped to the surface where the uranium is extracted and processed into the form of uranium oxide (“U3O8”). Each well is connected to a header house via buried pipelines and each header house is in turn connected to the processing facility by means of larger buried pipelines called trunk lines. Each header house is connected to some 60 to 90 wells with a little over half of the wells being injection wells and the rest being recovery wells.

Nichols Ranch commenced mining operations in April 2014 and finished the year with four header houses and associated injection and recovery wells in operation. After recent wellfield delineation drilling, the header house #4 area was expanded by the addition of nineteen injection and recovery wells, which have recently been placed into service.

Construction of a fifth header house is planned to start next week. Wellfield delineation drilling for that header house area has been completed, the wellfield pattern development is ready, and well installation has commenced. The addition of this header house is planned to bring another ninety production wells online in the second quarter of 2015. A sixth header house with associated production wells is also expected to be installed during the second half of 2015.

Glenn Catchpole, Uranerz Chief Executive Officer stated, “Uranerz is keen to expand the wellfields at Nichols Ranch, which can increase near-term production and set the Company up for future scalability.”

Bruce Larson, PG, CPG, Vice President, Exploration at Uranerz Energy Corporation is the Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical disclosure contained in this news release.

About Uranerz
Uranerz Energy Corporation is a U.S.-domiciled uranium company. The Company's Nichols Ranch Unit is its first ISR uranium mine. Uranerz controls a large strategic land position in the central Powder River Basin. The Company's management team has specialized expertise in the ISR uranium mining method and a record of licensing, constructing and operating ISR uranium projects. The Company has entered into long-term uranium sales contracts for a portion of its planned production with Exelon and one other of the largest nuclear utilities in the country. Uranerz and Energy Fuels Inc. (NYSE MKT: UUUU, TSX: EFR) announced an agreement for Energy Fuels Inc. to acquire all of the issued and outstanding shares of common stock of Uranerz. See press release dated January 5, 2015 for more details.

Further Information
For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at investor@uranerz.com.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

This announcement is for informational purposes only and does not constitute an offer to purchase, a solicitation of an offer to sell the shares of common stock of Uranerz or a solicitation of any proxy, vote or approval. In connection with the proposed business combination between Uranerz and Energy Fuels Inc. (“Energy Fuels”), Energy Fuels will file with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 that will include a proxy statement of Uranerz that also constitutes a prospectus of Energy Fuels. Energy Fuels and Uranerz also plan to file with or furnish other documents to securities regulatory authorities in Canada and the United States regarding the proposed transaction.

INVESTORS AND STOCKHOLDERS OF URANERZ ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Anyone may obtain free copies of these documents when available free of charge under Uranerz’ profile on EDGAR at www.sec.gov or on SEDAR at www.sedar.com, or by accessing Uranerz’ website at www.uranerz.com under the heading “Investors” and from Uranerz directly by contacting Derek Iwanaka, Investor Relations: (800) 689-1659. Documents will also be available free of charge under Energy Fuels’ profile on SEDAR at www.sedar.com or EDGAR at www.sec.gov, or by accessing Energy Fuels’ website at www.energyfuels.com under the heading “Investors” and from Energy Fuels directly by contacting Curtis Moore, Investor Relations: (303) 974-2140. Uranerz, Energy Fuels, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Uranerz in connection with the proposed transaction. Information about the directors and executive officers of Uranerz is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 29, 2014. Information about the directors and executive officers of Energy Fuels can be found in its 2014 management information circular dated March 26, 2014, which is available at www.sedar.com and www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to the Company’s expectation that the Company will close a merger with Energy Fuels Inc., the benefits and synergies of the merger transaction, the expectation that the addition of the fifth header house is planned to bring another ninety production wells online in the second quarter of 2015, the expectation that a sixth header house with associated production wells is expected to be installed during the second half of 2015, and all other statements which are in the future tense or which describe future activities or express intentions or expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the Securities and Exchange Commission (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Risks that could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements include, without limitation, risks related to: our ability to consummate the merger transaction with Energy Fuels; the satisfaction of the conditions to the completion of the merger transaction, including the risk that shareholder and regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger transaction; the volatility of the international marketplace; the impact of future uranium prices; our ability to raise capital to fund project development; our ability to complete future acquisitions and other risk factors as described in our most recent annual and quarterly financial reports. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.